Exhibit 99.1

BI-OPTIC VENTURES INC.

1030 Georgia Street West Suite 1518

Vancouver British Columbia, Canada  V6E 2Y3

Telephone: 604-689-2646

Facsimile: 604-689-1289

November 14, 2007                                       SYMBOL:    TSX = BOV.H

OTCBB = BOVKF

APPOINTMENTS

Bi-Optic Ventures Inc. (the “Company”) is pleased to announce the appointment of Dr. Linda J. Allison as the new President & CEO of the Company effective immediately.  Dr. Allison has over 25 years of experience with biotechnology, pharmaceutical and medical device companies.  She is the founder and President of Snowdon & Associates, a professional management consulting company that provides strategic planning, business development, commercialization and senior management services to early-stage and emerging growth companies.  Snowdon & Associates has provided consulting services to companies including Angiotech Pharmaceuticals, ALDA Pharmaceuticals, Inflazyme Pharmaceuticals, Response Biomedical, Celator Pharmaceuticals and EnWave.  In addition, Dr. Allison spent over six years in corporate finance departments at Canaccord Capital and Haywood Securities focused on biotechnology and pharmaceutical companies.  Her role included identifying, analyzing and supporting investment transactions, as well as developing business relationships with institutions, private banks and specialized funds in North America and Europe.  Dr. Allison earned a BSc from Simon Fraser University, an MSc from the University of London, England, a DIC from Imperial College of Science and Technology, England and a PhD from Simon Fraser University.  She is currently a director of ALDA Pharmaceuticals Corp., a TSX Venture Exchange listed company focused on infection control technology.  The Company has agreed to issue Dr. Allison 500,000 incentive stock options and provide a monthly compensation of CAD$10,000 per month.

Mr. Harry Chew has agreed to step down as President & CEO to facilitate the appointment of Dr. Allison.  Mr. Chew will be appointed to the position of Co-Chairman and CFO.  In addition, Dr. Terrance G. Owen, President & CEO of ALDA Pharmaceuticals, will also be appointed as Co-Chairman of the Company.  The Company has agreed to issue 500,000 incentive stock options to Dr. Owen.

All stock options to be issued will be subject to a stock option plan to be adopted by the board with a vesting period and at a price to be determined upon the Company’s successful completion of its RTO of Pacific Bio-Pharmaceuticals, Inc. as announced on April 3, 2007 and June 1, 2007.

Mr. Harry Chew, Co-Chairman commented that “it is a true testament to the technology that the Company is developing that it has been able to attract a quality individual such as Dr. Linda Allison to its management team.  We look forward to her guidance and leadership in maximizing shareholder and stakeholder value in the Company”.

About Pacific Bio-Pharmaceuticals Inc.

Pacific is a privately held Nevada corporation which holds the rights, directly and through a license from PRB Pharmaceuticals Inc. to certain biopharmaceutical technologies that have demonstrated potential effectiveness against several influenza strains.  Provisional patents have been made in the United States for certain aspects of the technologies.

The above is subject to all necessary regulatory approvals.

ON BEHALF OF THE BOARD OF DIRECTORS

“Harry Chew”

Harry Chew, Co-Chairman, CFO and director

Telephone: 604-689-2646

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this news release.

This News Release contains "forward-looking statements".  These forward-looking statements may include, but are not limited to, statements regarding the Company's strategic plans, potential uses for the products to be derived from the provisional patent applications described herein, timing, potential for the completion of various financings, the proposed directors, senior officers, and insiders of the Company, future issued and outstanding securities capital, change of name, and the payment of a finder's fee.  Forward-looking statements express, as at the date of this news release, the Company's plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results and the Company does not intend, and does not assume any obligation to update these forward-looking statements. In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "intends", "anticipates" or "does not anticipate", "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved.  We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to conclusions of economic evaluations; results of due diligence; changes in market conditions; changes in corporate status; failure of products, plants, laboratories, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the technology industry; delays in obtaining governmental approvals or financing or in the completion of product development, testing, or patenting; environmental risks and hazards.